Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER 2012 FINANCIAL RESULTS

New York, New York, April 30, 2012 - Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) today reported its financial results for the three months ended March 31, 2012.

The following financial review discusses the results for the three months ended March 31, 2012 and March 31, 2011.

First Quarter 2012 and Year-to-Date Highlights

•	Recorded net loss attributable to Genco for the first quarter of $33.1 million, or $0.87 basic and diluted loss per share;

•	Maintained strong cash position of $256.4 million on a consolidated basis, including restricted cash;

o	$251.2 million for Genco Shipping & Trading Limited, including restricted cash;
o	$5.2 million for Baltic Trading Limited;

•	Completed the closing of a $53.25 million follow-on offering;

o	Reduced the effective interest expense under our 2007 Credit Facility by 100 basis points; and

•	Continued a short time charter strategy by fixing vessels on spot market-related time charters with the option to convert to a fixed rate and on short-term charters while the market remains volatile.

Financial Review: 2012 First Quarter

The Company recorded net loss attributable to Genco for the first quarter of 2012 of $33.1 million, or $0.87 basic and diluted loss per share. Comparatively, for the three months ended March 31, 2011 net income attributable to Genco was $13.4 million, or $0.38 basic and diluted earnings per share.

EBITDA was $25.2 million for the three months ended March 31, 2012 versus $68.0 million for the three months ended March 31, 2011.

Robert Gerald Buchanan, President, commented, “During the first quarter, management maintained a short-term time charter approach in a challenging drybulk market. By securing our vessels on short-term or spot market-related contracts, combined with an efficient cost structure, we expect to generate significant operating leverage and drive future performance when the freight rate environment improves. As we remain focused on preserving the ability to capitalize on future rate increases, Genco’s large and modern fleet positions the Company well to continue to provide multinational charterers with high-quality tonnage.”

Genco’s voyage revenues decreased to $59.0 million for the three months ended March 31, 2012 versus $100.6 million for the three months ended March 31, 2011. The decrease was due to lower charter rates achieved by the majority of our vessels as well as a higher number of days that our vessels were on planned offhire to complete drydockings during the first quarter of 2012 compared to the first quarter of 2011. The decrease in revenues was partially offset by the increase in the size of our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased to $10,480 per day for the three months ended March 31, 2012 compared to $19,155 per day for the three months ended March 31, 2011. The decrease in TCE rates resulted from lower charter rates achieved in the first quarter of 2012 versus the same period in 2011 for the majority of the vessels in our fleet. The reduction of iron ore cargoes due to the celebration of the Chinese New Year combined with increased deliveries of newbuilding vessels through March of this year contributed to a weakened freight rate environment for the first quarter of 2012.

Total operating expenses increased to $72.4 million for the three months ended March 31, 2012 from $67.7 million for the three-month period ended March 31, 2011. Vessel operating expenses were $27.8 million for the first quarter of 2012 compared to $24.8 million for the same period in 2011. The increase in vessel operating expenses was due to the increase in the size of our fleet and higher crew and maintenance related expenses, partially offset by lower expenses related to insurance and spare parts for the first quarter of 2012 versus the same period in 2011.

Depreciation and amortization expenses increased to $34.4 million for the first quarter of 2012 from $33.1 million for the first quarter of 2011 as a result of the growth of our fleet. General, administrative and management fees slightly decreased to $8.7 million in the first quarter of 2012 from $8.9 million in the first quarter of 2011, primarily due to a decrease in non-cash compensation, partially offset by higher office-related expenses and slightly higher third-party management fees due to the growth of our fleet.

Daily vessel operating expenses, or DVOE, increased to $4,933 per vessel per day during the first quarter of 2012 as compared to $4,748 per vessel per day for the first quarter of 2011 mainly due to higher crew and maintenance related expenses offset by lower lube consumption, insurance costs and expenses related to spare parts. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our DVOE budget for 2012 is $5,200 per vessel per day on a weighted average basis for the 53 vessels in our fleet, excluding vessels owned by Baltic Trading Limited.

John C. Wobensmith, Chief Financial Officer, commented, “During the first quarter, Genco took proactive measures to preserve the Company’s financial strength and flexibility. Specifically, we completed a public offering of 7,500,000 shares of common stock, generating gross proceeds of approximately $53 million. We appreciate the ongoing support that we have received from the capital markets, which underscores Genco’s industry leadership and future prospects. Our sizeable cash position of $251.2 million at the end of the first quarter enhances our ability to operate in a soft rate environment as we remain dedicated to maintaining a strong financial platform for the benefit of shareholders.”

Liquidity and Capital Resources

 Cash Flow

Net cash used in operating activities for the three months ended March 31, 2012 was $8.0 million versus $40.2 million of net cash provided by operating activities for the three months ended March 31, 2011. The decrease in cash provided by operating activities was primarily due to a net loss for the first three months of 2012, which resulted primarily from lower charter rates achieved in 2012 versus the prior year period for the majority of the vessels in our fleet.

Net cash used in investing activities for the three months ended March 31, 2012 and 2011 was $1.5 million and $36.0 million, respectively.  The decrease was primarily due to fewer funds used for purchases of vessels during the first quarter of 2012 compared to the same period in 2011. For the three months ended March 31, 2012, cash used in investing activities primarily related to the purchase of fixed assets in the amount of $1.2 million. For the three months ended March 31, 2011, cash used in investing activities primarily related to purchases of vessels in the amount of $35.1 million.

Net cash provided by financing activities was $28.2 million during the three months ended March 31, 2012 as compared to $0.5 million during the three months ended March 31, 2011. The increase in cash provided by financing activities was primarily due to $50.1 million of net proceeds provided by our follow-on offering in February of 2012. Cash used in financing activities for the first three months of 2012 consisted of a $12.5 million repayment of debt under the 2007 Credit Facility, $5.1 million repayment of debt under the $253 Million Term Loan Facility, $1.9 million repayment of debt under the $100 Million Term Loan Facility and the $2.2 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders. Cash provided by financing activities during the first quarter of 2011 mainly consisted of $21.5 million of proceeds from the $253 Million Term Loan Facility related to the Bourbon vessels acquired offset by the following uses of cash: a $12.5 million repayment of debt under the 2007 Credit Facility, $4.7 million repayment of debt under the $253 Million Term Loan Facility, $0.8 million repayment of debt under the $100 Million Term Loan Facility, $0.2 million of deferred financing costs and the $2.9 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. We estimate that five of our vessels will complete drydockings in the second quarter of 2012 and an additional seven vessels will be drydocked in the remainder of 2012. We further anticipate that seven of our vessels will be drydocked in 2013.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2013 to be:

	Q2 2012	Q3 - Q4 2012	2013
Estimated Costs (1)	$3.0 million	$4.2 million	$5.0 million
Estimated Offhire Days (2)	89	140	140

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.  Included in the total estimated offhire days is the second quarter of 2012 portion of the Genco Knight drydock which amounted to nine days.

The Genco Acheron, Genco Vigour, Genco Wisdom, Genco Normandy and Genco Tiberius completed their respective drydockings during the first quarter of 2012, while the Genco Knight commenced its drydocking on March 21, 2012 and completed the same during the second quarter, on April 9, 2012.  The vessels were on planned offhire for an aggregate of 103.1 days in connection with their scheduled drydockings at a cumulative cost of approximately $3.8 million for the first quarter of 2012.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended
	March 31, 2012	March 31, 2011
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$ 59,025	$ 100,619
Service revenues	819	810
Total revenues	59,844	101,429

Operating expenses:
Voyage expenses	1,410	968
Vessel operating expenses	27,834	24,795
General, administrative and management fees	8,696	8,851
Depreciation and amortization	34,425	33,081
Total operating expenses	72,365	67,695

Operating (loss) income	(12,521)	33,734

Other (expense) income:
Other expense	(16)	(55)
Interest income	155	172
Interest expense	(23,730)	(21,321)
Other expense:	(23,591)	(21,204)

(Loss) Income before income taxes:	(36,112)	12,530

Income tax expense	(271)	(359)

Net (loss) income	(36,383)	12,171
Less: Net loss attributable to noncontrolling interest	(3,312)	(1,255)

Net (Loss) Income attributable to Genco Shipping & Trading Limited	$ (33,071)	$ 13,426

Net (Loss) Income per share - basic	$ (0.87)	$ 0.38

Net (Loss) Income per share - diluted (1)	$ (0.87)	$ 0.38

Weighted average shares outstanding - basic	38,090,590	35,142,110

Weighted average shares outstanding - diluted (1)	38,090,590	35,218,699

	March 31, 2012	December 31, 2011
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$ 256,433	$ 237,718
Current assets	278,509	259,365
Total assets	3,115,009	3,119,277
Current liabilities (including current portion of long-term debt)	251,348	221,702
Total long-term debt (including current portion and note payable)	1,675,984	1,694,393
Shareholders' equity (included $205.0 million and $210.0 million of non-controlling	1,385,110	1,361,618
interest at March 31, 2012 and December 31, 2011, respectively)
	Three Months Ended
	March 31, 2012	March 31, 2011
	(unaudited)

Net cash (used in) provided by operating activities	$ (7,969)	$ 40,152
Net cash used in investing activities	(1,547)	(36,024)
Net cash provided by financing activities	28,231	461

(1) The convertible notes were anti-dilutive for the quarters ending March 31, 2012 and March 31, 2011.

	Three Months Ended
	March 31, 2012	March 31, 2011
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net (Loss) Income attributable to Genco Shipping & Trading Limited	$ (33,071)	$ 13,426
+ Net interest expense	23,575	21,149
+ Income tax expense	271	359
+ Depreciation and amortization	34,425	33,081
EBITDA(1)	$ 25,200	$ 68,015

	Three Months Ended
	March 31, 2012	March 31, 2011
GENCO STANDALONE FLEET DATA:	(unaudited)
Total number of vessels at end of period	53	50
Average number of vessels (2)	53.0	49.0
Total ownership days for fleet (3)	4,823	4,413
Total available days for fleet (4)	4,678	4,392
Total operating days for fleet (5)	4,644	4,365
Fleet utilization (6)	99.3%	99.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 10,981	$ 20,533
Daily vessel operating expenses per vessel (8)	4,958	4,729

	Three Months Ended
	March 31, 2012	March 31, 2011
CONSOLIDATED FLEET DATA:	(unaudited)
Total number of vessels at end of period	62	59
Average number of vessels (2)	62.0	58.0
Total ownership days for fleet (3)	5,642	5,223
Total available days for fleet (4)	5,497	5,202
Total operating days for fleet (5)	5,458	5,174
Fleet utilization (6)	99.3%	99.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 10,480	$ 19,155
Daily vessel operating expenses per vessel (8)	4,933	4,748

(1) EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.  The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and $100 Million Term Loan Credit Facility.  Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of the other credit facilities or any non-cash losses from our investment in Jinhui and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of April 30, 2012, the average age of our fleet was 7.0 years, as compared to the average age for the world fleet of approximately 11 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:
Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	October 2012	100% of BCI
Genco Tiberius	2007	Cargill International S.A.	August 2012	100% of BCI
Genco London	2007	Cargill International S.A.	August 2012	100% of BCI
Genco Titus	2007	Swissmarine Services S.A.	July 2012	100% of BCI
Genco Constantine	2008	Cargill International S.A.	August 2012	$52,750(3)

Genco Hadrian	2008	Cargill International S.A.	October 2012	$65,000(3)
Genco Commodus	2009	Swissmarine Services S.A.	May 2013	99% of BCI(4)
Genco Maximus	2009	Swissmarine Services S.A.	January 2013	98.5% of BCI
Genco Claudius	2010	Swissmarine Services S.A.	December 2012	98.5% of BCI

Panamax Vessels
Genco Beauty	1999	U-Sea Bulk A/S, Copenhagen	May 2012	100% of BPI
Genco Knight	1999	Swissmarine Services S.A.	March 2013	98% of BPI(5)
Genco Leader	1999	J. Aron & Company	November 2012	100% of BPI
Genco Vigour	1999	Global Maritime Investments Ltd.	January 2013	97% of BPI
Genco Acheron	1999	Global Maritime Investments Ltd.	December 2012	97% of BPI
Genco Surprise	1998	Global Maritime Investments Ltd.	July 2012	97% of BPI
Genco Raptor	2007	Global Maritime Investments Ltd.	March 2013	100% of BPI(6)
Genco Thunder	2007	Swissmarine Services S.A.	June 2012	97% of BPI

Supramax Vessels
Genco Predator	2005	Pacific Basin Chartering Ltd.	May 2012	103% of BSI
Genco Warrior	2005	Trafigura Beheer B.V.	October 2012	102% of BSI
Genco Hunter	2007	Pacific Basin Chartering Ltd.	June 2012	106% of BSI
Genco Cavalier	2007	D/S Norden	July 2012	$10,000(7)
Genco Lorraine	2009	Olam International Ltd.	June 2012	$18,500
Genco Loire	2009	Oldendorff Carriers GMBH & Co.	May 2012	$6,000(8)
Genco Aquitaine	2009	Pioneer Navigation Ltd.	March 2013	100% of BSI(9)
Genco Ardennes	2009	Klaveness Chartering	August 2012	$19,000
Genco Auvergne	2009	Pacific Basin Chartering Ltd.	April 2013	100% of BSI(10)
Genco Bourgogne	2010	Western Bulk Carriers A/S	November 2012	$12,250
Genco Brittany	2010	Wan Bong Chartering Co. Ltd	May 2012	$9,000
Genco Languedoc	2010	Pacific Basin Chartering Ltd.	May 2012	$10,000
Genco Normandy	2007	Olam International Ltd.	July 2012	$11,500(11)
Genco Picardy	2005	Trafigura Beheer B.V.	December 2012	98% of BSI
Genco Provence	2004	Hamburg Bulk Carriers	December 2012	$12,000
Genco Pyrenees	2010	Navig8 Inc.	February 2013	100% of BSI(12)
Genco Rhone	2011	AMN Bulkcarriers Inc.	March 2013	100% of BSI(13)

Handymax Vessels
Genco Success	1997	ED & F MAN Shipping Ltd.	April 2013	91.5% of BSI(14)
Genco Carrier	1998	STX Pan Ocean Co. Ltd.	May 2012	$7,000
Genco Prosperity	1997	Pacific Basin Chartering Ltd.	May 2012	92% of BSI
Genco Wisdom	1997	Klaveness Chartering	September 2012	92% of BSI
Genco Marine	1996	ED & F MAN Shipping Ltd.	April 2013	91% of BSI(15)
Genco Muse	2001	Trafigura Beheer B.V.	March 2013	93.5% of BSI(16)

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	July 2012	Spot(17)
Genco Pioneer	1999	Lauritzen Bulkers A/S	July 2012	Spot(17)
Genco Progress	1999	Lauritzen Bulkers A/S	April 2013	Spot(17)
Genco Reliance	1999	Lauritzen Bulkers A/S	April 2013	Spot(17)
Genco Sugar	1998	Lauritzen Bulkers A/S	April 2013	Spot(17)
Genco Charger	2005	AMN Bulkcarriers Inc.	October 2012	100% of BHSI
Genco Challenger	2003	AMN Bulkcarriers Inc.	November 2012	100% of BHSI
Genco Champion	2006	Pacific Basin Chartering Ltd.	March 2013	100% of BHSI(18)
Genco Ocean	2010	Cargill International S.A.	June 2013	$8,500-$13,500 with 50% profit sharing(19)

Genco Bay	2010	Cargill International S.A.	January 2013	$8,500-$13,500 with 50% profit sharing(19)
Genco Avra	2011	Cargill International S.A.	March 2014	$8,500-$13,500 with 50% profit sharing(19)
Genco Mare	2011	Cargill International S.A.	May 2015	115% of BHSI
Genco Spirit	2011	Cargill International S.A.	September 2014	$8,500-$13,500 with 50% profit sharing(19)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Constantine and the Genco Hadrian, under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Hadrian has the option to extend the charter for a period of one year.  The charterer of the Genco Constantine has the option to extend the charter for a period of eight months.

(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Capesize Index (BCI) of the four time charter routes, published by the Baltic Exchange, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.

(4)  We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 99% of the average of the daily rates of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 99%.  The vessel will begin the extension on or about June 30, 2012.

(5) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 11 to 13.5 months based on 98% of the average of the daily rates of the Baltic Panamax Index (BPI), published by the Baltic Exchange, as reflected in daily reports, except for the initial 40 days in which hire is based on 98% of the rate for the Baltic Panamax P3A route.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 98%.  The vessel went to drydock for scheduled repairs on March 21, 2012 and began the extension on April 9, 2012 once the drydock was completed.

(6) We have reached an agreement with Global Maritime Investments Ltd. on a spot market-related time charter for a minimum of eleven months based on 100% of the BPI, as reflected in daily reports, except for the initial 50 days in which hire is based on 100% of the rate for the Baltic Panamax P3A route.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 100%.  The vessel went to drydock for scheduled repairs after completing its previous time charter on April 9, 2012 and delivered to its new charter on April 20, 2012 once the drydock was completed.

(7) We have reached an agreement with D/S Norden on a time charter for 3 to 5.5 months at a rate of $10,000 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel was previously in drydock for scheduled repairs then delivered to charterers on April 26, 2012.  Prior to drydocking the vessel was fixed with Bagadiya Brothers PTE Ltd. on a time charter at a rate of $8,250 per day less a 5.00% third party brokerage commission.  The vessel delivered to Bagadiya Brothers PTE Ltd. on March 14, 2012 and redelivered to Genco on April 9, 2012.

(8) We have reached an agreement with Oldendorff Carriers GMBH & Co. on a time charter for approximately 30 days at a rate of $6,000 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel delivered to charterers on April 3, 2012.  The vessel was previously on a time charter with STX Pan Ocean Co. Ltd. at a rate of $10,000 per day less a 5.00% third party brokerage commission from March 6, 2012 to March 29, 2012.

(9) We have reached an agreement with Pioneer Navigation Ltd. on a spot market-related time charter for 10.5 to 13.5 months based on 100% of the average of the daily rates of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  After the initial 45 days of the spot market-related time charter, Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The vessel was previously on a time charter with D/S Norden at a rate of $12,000 per day less a 5.00% third party brokerage commission from March 26, 2012 to April 26, 2012.

(10) We have agreed to an extension with Pacific Basin Chartering Ltd. on a spot market-related time charter for 11 to 13.5 months based on 100% of the average of the daily rates of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  After the initial 30 days of the extension, Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The extension will begin on or about May 1, 2012.

(11) We have reached an agreement with Olam International Ltd. on a time charter for 3.5 to 6.5 months at a rate of $11,500 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel completed its previous time charter on March 3, 2012 and went into drydock for scheduled repairs.  The vessel delivered to charterers on March 23, 2012.

(12) We have reached an agreement with Navig8 Inc. on a spot market-related time charter for 10.5 to 13.5 months based on 100% of the average of the daily rates of the BSI, as reflected in daily reports, except for the initial 30 days in which hire is based on 100% of the average rate of the Baltic Supramax S2 and S3 routes.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  After the first 30 days on the spot market-related time charter, Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The vessel delivered to charterers on April 19, 2012.

(13) We have agreed to an extension with AMN Bulkcarriers Inc. on a spot market-related time charter for 10.5 to 13.5 months based on 100% of the average of the daily rates of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The extension began on April 19, 2012.

(14) We have reached an agreement with ED & F MAN Shipping Ltd. on a spot market-related time charter for 11 to 13.5 months based on 91.5% of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 91.5%.  The vessel’s previous time charter ended on April 8, 2012 and went to drydock for scheduled repairs.  The vessel is to deliver to charterers on or about May 7, 2012.

(15) We have agreed to an extension with ED & F MAN Shipping Ltd. on a spot market-related time charter for 11 to 13.5 months based on 91% of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 91%.  The extension will begin on or about May 1, 2012.

(16) We have agreed to an extension with Trafigura Beheer B.V. on a spot market-related time charter for 10.5 to 13.5 months based on 93.5% of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 93.5%.  The extension will begin on or about May 3, 2012.

(17) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

(18) We have agreed to an extension with Pacific Basin Chartering Ltd. on a spot market-related time charter for 11 to 13 months based on 100% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Handysize FFA values at 100%.  The extension began on April 15, 2012.

(19) The rate for the spot market-related time charter will be linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission.  These vessels were acquired with existing time charters with below-market rates. For these below-market time charters, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.  Specifically, for the Genco Spirit, Genco Avra, Genco Ocean and Genco Bay, the daily amount of amortization associated with the below-market rates will be approximately $200, $350, $700 and $750 per day over the actual cash rate earned, respectively.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Tuesday, May 1, 2012 at 8:30 a.m. Eastern Time, to discuss its 2012 first quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (877) 795-3648 or (719) 325-4759 and enter passcode 4535134. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 4535134. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its reports on Form 10-Q and Form 8-K.